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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2002

EUNIVERSE, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-26355 (Commission file number)	06-1556248 (I.R.S. employer identification no.)
6300 Wilshire Boulevard, Suite 1700, Los Angeles, California	90048
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (323) 658-9089

N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events.

    On January 2, 2002, eUniverse, Inc., a Nevada corporation ("eUniverse"), L90 Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of eUniverse ("L90 Acquisition Corporation"), and L90, Inc., a Delaware corporation ("L90"), entered into an Agreement and Plan of Merger, dated as of January 2, 2002 (the "Merger Agreement"). Pursuant to the Merger Agreement, L90 Acquisition Corporation will be merged with and into L90, with L90 surviving as a wholly-owned subsidiary of eUniverse (the "Merger"). A copy of the Merger Agreement is attached hereto as Exhibit 99.1.

    Pursuant to the Merger Agreement, following a special cash distribution by L90, eUniverse would acquire all of the outstanding shares of L90 at a price of approximately $0.20 per share or $5.1 million in the aggregate. eUniverse's net cash outflow, however, would be $2 million because L90 would leave $3.1 million in the company as working capital. The Merger is subject to L90 shareholder approval and other customary closing conditions and is expected to close within approximately 90 days.

    Also on January 2, 2002, in connection with the Merger Agreement, William Apfelbaum, John Bohan, Mark Roah and C.J. Cardinali entered into voting agreements (the "Voting Agreements") with eUniverse pursuant to which, among other things, they have agreed to vote in favor of the Merger and the Merger Agreement all shares of L90 Common Stock to which they are entitled to vote. A copy of the form of Voting Agreement is attached hereto as Exhibit 99.2.

    A copy of the joint press release announcing the execution of the Merger Agreement was issued on January 3, 2002 and is attached hereto as Exhibit 99.3.

    The foregoing description of the Merger, the Merger Agreement, the Voting Agreement and the joint press release is qualified in its entirety by reference to the full text of such exhibits. All investors are encouraged to read carefully and in their entirety, the Merger Agreement, the Voting Agreement and the joint press release, each attached to this report as exhibits.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

  (c)
  Exhibits:

    See Exhibit Index.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUNIVERSE, INC.
By:	/s/ CHRISTOPHER S. LIPP Christopher S. Lipp Vice President, General Counsel and Corporate Secretary

Dated: January 8, 2002

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EXHIBIT INDEX

Number	Document Description
99.1	Agreement and Plan of Merger, dated as of January 2, 2002, by and among eUniverse, Inc., a Nevada corporation, L90 Acquisition Corporation, a Delaware corporation, and L90, Inc., a Delaware corporation.
99.2	Form of Voting Agreement between eUniverse, Inc. and each of William Apfelbaum, John Bohan, Mark Roah and C.J. Cardinali.
99.3	Joint Press Release, dated January 3, 2002.

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  Item 5. Other Events.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX